Exhibit 10.4

KNOWLES CORPORATION

2014 EQUITY AND CASH INCENTIVE PLAN

(Effective as of February 28, 2014)

A. PURPOSE AND SCOPE OF THE PLAN

1. Purposes. The 2014 Equity and Cash Incentive Plan is intended to promote the long-term success of Knowles Corporation by providing salaried officers and other key employees of Knowles Corporation and its Affiliates, on whom major responsibility for the present and future success of Knowles Corporation rests, with long-range and medium-range inducement to remain with the organization and to encourage them to increase their efforts to make Knowles Corporation successful. The Plan is also intended to attract and retain individuals of outstanding ability to serve as non-employee directors of Knowles Corporation by providing them the opportunity to acquire a proprietary interest, or to increase their proprietary interest, in Knowles Corporation. In addition, in accordance with Article V of the Employee Matters Agreement, dated as of February 28, 2014, by and between Dover Corporation and Knowles Corporation (the “Employee Matters Agreement”), the Plan permits the issuance of Awards to employees of Knowles Corporation and its Affiliates in substitution for outstanding awards made to such employees under the Predecessor Plans that covered shares of the common stock of Dover Corporation immediately prior to the spin-off of Knowles Corporation by Dover Corporation.

2. Definitions.

“Affiliate” shall mean any Subsidiary or any corporation, trade or business (including without limitation, a partnership or limited liability company) that is directly or indirectly controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Corporation or one of its Affiliates, and any other entity in which the Corporation or any of its Affiliates has a material equity interest and that is designated as an Affiliate by the Committee.

“Award” shall mean any award under this Plan of any Option, SSAR, Cash Performance Award, Restricted Stock, Restricted Stock Unit, Performance Shares, Deferred Stock Unit, or Directors’ Shares. With respect to Replacement Awards, the term also includes any memorandum or summary of terms that may be specified by the Committee, together with any award agreement under any Predecessor Plan that may be referred to therein.

“Award Agreement” shall mean, with respect to each Award, a written or electronic agreement or communication between the Corporation and a Participant setting forth the terms and conditions of the Award. An Award Agreement may be required, as a condition of its effectiveness, to be executed by the Participant, including by electronic signature or other electronic indication of acceptance.

“Board” shall mean the Board of Directors of the Corporation as in office from time to time.

“Cash Performance Award” shall mean an Award of the right to receive cash at the end of a Performance Period subject to the achievement, or the level of performance, of one or more Performance Targets within such Performance Period, as provided in Paragraph 20.

“Cause” shall mean a Participant (a) engages in conduct that constitutes willful misconduct, dishonesty, or gross negligence in the performance of his or her duties and results in material detriment to the Corporation or an Affiliate; (b) breaches his or her fiduciary duties to the Corporation or an Affiliate; (c) willfully fails to carry out the lawful and ethical directions of the person(s) to whom he or she reports, which failure is not promptly corrected after notification; (d) engages in conduct that is demonstrably and materially injurious to the Corporation or an Affiliate, or that materially harms the reputation, good will, or business of the Corporation or an Affiliate; (e) engages in conduct that is reported in the general or trade press or otherwise achieves general notoriety and that is scandalous, immoral or illegal and materially harms the reputation, good will, or business of the Corporation or an Affiliate; (f) is convicted of, or enters a plea of guilty or nolo contendere (or similar plea) to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud; (g) is found liable in any Securities and Exchange Commission or other civil or criminal securities law action, or any cease and desist order applicable to him or her is entered (regardless of whether or not the Participant admits or denies liability); (h) uses, without authorization, confidential or proprietary information of the Corporation or an Affiliate or information which the Corporation or Affiliate is obligated not to use or disclose, or discloses such information without authorization and such disclosure results in material detriment to the Corporation or an Affiliate; (i) breaches any written or electronic agreement with the Corporation or an Affiliate not to disclose any information pertaining to the Corporation or an Affiliate or their customers, suppliers and businesses and such breach results in material detriment to the Corporation or an Affiliate; (j) materially breaches any agreement relating to non-solicitation, non-competition, or the ownership or protection of the intellectual property of the Corporation or an Affiliate; or (k) breaches any of the Corporation’s or an Affiliate’s policies applicable to him or her, whether currently in effect or adopted after the Effective Date of the Plan, and such breach, in the Committee’s judgment, could result in material detriment to the Corporation or an Affiliate.

“CEO” shall mean the Chief Executive Officer of the Corporation.

“Change of Control” shall mean Change of Control as defined in Paragraph 37.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be deemed to include a reference to any successor provisions thereto and the Treasury regulations and any guidance promulgated thereunder.

“Committee” shall mean the Compensation Committee of the Board or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the members of the Board that meet the qualifications below for membership on the Committee shall exercise all of the powers of the Committee granted herein, and, in any event, such members of the Board may in their discretion exercise any or all of such powers. All members of the Committee administering the Plan shall comply in all respects with any qualifications required by law, including specifically being a “non-employee director” for purposes of the rules promulgated under the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Code, and satisfying any other independence requirement under applicable exchange rules, law or regulations.

“Common Stock” shall mean the common stock of the Corporation, par value $0.010000 per share.

“Corporation” shall mean Knowles Corporation, a Delaware corporation, or any successor corporation.

“Covered Executive” shall mean any individual who is, or could be, a “covered employee” of the Corporation for purposes of Section 162(m) of the Code, as determined by the Committee.

“Deferred Stock Unit” shall mean a bookkeeping entry representing a right granted to a Non-Employee Director pursuant to Paragraph 35 of the Plan to receive a deferred payment of Directors’ Shares to be issued and delivered at the end of the deferral period elected by the Non-Employee Director.

“Directors’ Shares” shall mean the shares of Common Stock issuable to each eligible Non-Employee Director as provided in Paragraph 34.

“Disability” or “Disabled” shall mean the permanent and total Disability of the Participant within the meaning of Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code, except as otherwise determined by the Committee from time to time or as provided in an Award Agreement. The determination of a Participant’s Disability shall be made by the Committee in its sole discretion.

“Dividend Equivalents” shall mean a credit to a bookkeeping account established in the name of a Participant, made at the discretion of the Committee or as otherwise provided by the Plan, representing the right of a Participant to receive an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant.

Dividend Equivalents (i) may only be awarded in connection with an Award other than an Option, SSAR or Cash Performance Award, (ii) shall be accumulated and become payable only if, and to the extent, the Award vests, and (iii) shall be paid at or after the vesting date of the Award.

“Effective Date” shall mean the Effective Date of the Plan as specified in Paragraph 55.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” with respect to any share of Common Stock as of any date of reference, shall be determined in good faith by the Committee on the basis of such considerations as the Committee deems appropriate from time to time, including, but not limited to, such factors as the closing price for a share of Common Stock on such day (or, if such day is not a trading day, on the next trading day) on the principal United States exchange on which the Common Stock then regularly trades, the average of the closing bid and asked prices for a share of Common Stock on such exchange on the date of reference, or the average of the high and low sales price of a share of Common Stock on such exchange on the date of reference. In the case of an Award subject to Section 409A of the Code, “Fair Market Value” shall be determined in accordance with Section 409A of the Code.

“ISO” shall mean any Option intended to be, and designated as, an incentive stock option within the meaning of Section 422 of the Code.

“Normal Retirement” shall mean (i) the termination of a Participant’s employment with the Corporation and its Affiliates if, at the time of such termination of employment, the Participant has attained age sixty two (62) and completed five (5) years of service with the Corporation and its Affiliates or with Dover Corporation and its Affiliates, and (ii) the Participant complies with the non-competition restrictions in Paragraph 43. In the event that the stock or assets of a business unit of the Corporation or an Affiliate that employs a Participant is sold, a Participant who has attained age 62 and completed five (5) years of service with the Corporation and its Affiliates or with Dover Corporation and its Affiliates and remains employed by such business unit in good standing through the date of such sale, shall be treated as having terminated employment with the Corporation and its Affiliates in a Normal Retirement on the date of such sale, provided that the Participant complies with the non-compete restrictions in Paragraph 43.

“Non-Employee Director” shall mean a member of the Board who is not an employee of the Corporation or an Affiliate.

“Non-Qualified Stock Option” shall mean any Option that is not an ISO.

“Option” shall mean a right granted to a Participant to purchase Common Stock pursuant to Paragraph 6. An Option may be either an ISO or a Non-Qualified Stock Option.

“Participant” shall mean any employee of the Corporation or an Affiliate who is a salaried officer or other key employee, including salaried officers who are also members of the Board, and a Non-Employee Director.

“Performance Criteria” shall mean the business criteria listed on Exhibit A hereto on which Performance Targets shall be established.

“Performance Period” shall mean the period established by the Committee for measuring whether and to what extent any Performance Targets established in connection with an Award have been met. With respect to a Cash Performance Award and a Performance Share Award, a Performance Period shall be not less than three (3) full fiscal years of the Corporation, including the year in which an Award is made and may be shorter in the case of other Awards but not less than one full fiscal year.

“Performance Targets” shall mean the performance targets established by the Committee in connection with any Award based on one or more of the Performance Criteria that must be met in order for payment to be made with respect to such Award.

“Performance Share” shall mean a bookkeeping entry representing a right granted to a Participant pursuant to an Award made under Paragraph 24 of the Plan to receive shares of Common Stock to be issued and delivered at the end of a Performance Period, subject to the achievement, or the level of performance, of one or more Performance Targets within such period.

“Plan” shall mean the Knowles Corporation 2014 Equity and Cash Incentive Plan, as set forth herein, and as amended from time to time.

“Predecessor Plans” shall mean the Dover Corporation 2012 Equity and Cash Incentive Plan and the Dover Corporation 2005 Equity and Cash Incentive Plan.

“Replacement Awards” shall mean Awards to employees of the Corporation or any Affiliate that are issued under the Plan in accordance with the terms of Article V of the Employee Matters Agreement in substitution of an Option, SSAR, Restricted Stock, Restricted Stock Unit, or Performance Share that was granted by Dover Corporation to such employees under a Predecessor Plan prior to the spin-off of the Corporation by Dover Corporation.

“Restricted Period” shall mean the period of time during which the Restricted Stock or Restricted Stock Units are subject to Restrictions pursuant to Paragraph 14.

“Restricted Stock” shall mean shares of Common Stock that are subject to an Award to a Participant under Paragraph 13 and may be subject to certain Restrictions or risks of forfeiture specified in the Award.

“Restricted Stock Unit” shall mean a bookkeeping entry representing a right granted to a Participant pursuant to an Award made under Paragraph 13 of the Plan to receive shares of Common Stock to be issued and delivered at the end of a specified period subject to any Restrictions or risks of forfeiture specified in the Award.

“Restrictions” shall mean the restrictions to which Restricted Stock or Restricted Stock Units are subject under the provisions of Paragraph 14, including any Performance Targets established by the Committee.

“Section 16 Person” shall mean those officers, directors, or other persons subject to Section 16 of the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SSAR” shall mean the right granted to a Participant under Paragraph 6 to be paid an amount measured by the appreciation in the Fair Market Value of Common Stock from the date of grant to the date of surrender of the Award, with payment to be made solely in shares of Common Stock as specified in the Award Agreement or as determined by the Committee.

“Subsidiary” shall mean any present or future corporation that is or would be a “subsidiary corporation” with respect to the Corporation as defined in Section 424 of the Code.

3. Dover Replacement Awards. The Corporation is authorized to issue Replacement Awards to Participants in the Predecessor Plans in connection with the adjustment and replacement by the Corporation of certain Options, SSARs, Restricted Stock, Restricted Stock Units, or Performance Shares previously granted by Dover Corporation under the Predecessor Plans. Notwithstanding any other provision of the Plan to the contrary, the number of shares of Common Stock subject to a Replacement Award and the other terms and conditions of each Replacement Award, including the Option exercise or SSAR base price, shall be determined in accordance with the terms of Article V of the Employee Matters Agreement.

4. Administration.

(a) Administration by Committee. The Plan shall be administered and interpreted by the Committee.

(b) Powers. The Committee will have sole and complete authority and discretion to administer all aspects of the Plan, including but not limited to: (i) selecting the Participants to whom Awards may be granted under the Plan and the time or times at which such Awards shall be made; (ii) granting Awards; (iii) determining the type and number of shares of Common Stock to which an Award may relate and the amount of cash to be subject to Cash Performance Awards; (iv) determining the terms and conditions pursuant to which Awards will be made (which need not be identical), including, without limitation, the exercise or base price of an Option or SSAR Award, Performance Targets, Performance Periods, forfeiture restrictions, exercisability conditions, and all other matters to be determined in connection with an Award; (v) determining whether and to what extent Performance Targets or other objectives or conditions applicable to Awards have been met; (vi) prescribing the form of Award Agreements, which need not be identical; (vii) determining whether and under what circumstances and in what form an Award may be settled; (viii) determining whether an Award is intended to satisfy Section 162(m) of the Code; and (ix) making all other decisions and determinations as may be required or appropriate under the terms of the Plan or an Award Agreement as the Committee may deem necessary or advisable for the administration of the Plan.

(c) Authority. The Committee shall have the discretionary authority to adopt, alter, repeal and interpret and construe such administrative rules, guidelines and practices governing this Plan, Awards and the Award Agreements, to make Replacement Awards, and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan and any Award Agreements relating thereto; to resolve any doubtful or disputed terms; and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purposes and intent of this Plan. The Committee may adopt sub-plans or supplements to, or alternative versions of, the Plan, Awards, or Award Agreements, or alternative forms of payment or settlement, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the laws, regulations, tax or accounting effectiveness, accounting principles, foreign exchange rules, or customs of, foreign jurisdictions whose citizens or residents may be granted Awards. The Committee may impose any limitations and restrictions that it deems necessary to comply with the laws of such foreign jurisdictions and modify the terms and conditions of any Award granted to Participants outside the United States.

(d) Effect of Actions. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Corporation, the Board or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Corporation and all employees and Participants and their respective heirs, executors, administrators, successors and assigns and any persons claiming rights under this Plan or an Award. A Participant or other person claiming rights under this Plan may contest a decision or action by the Committee with respect to an Award or such other person only on the ground that such decision or action was arbitrary, capricious, or unlawful, and any review of such decision or action by the Board or otherwise shall be limited to determining whether the Committee’s decision or action was arbitrary, capricious or unlawful.

(e) Legal Counsel. The Corporation, the Board or the Committee may consult with legal counsel, who may be counsel for the Corporation or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

(f) Delegation to CEO and President. The Committee may delegate all or a portion of its authority, power and functions (other than the power to grant awards to Section 16 Persons or Covered Executives) to the CEO to the extent permitted under Delaware corporate law. To the extent and within the guidelines established by the Committee, the CEO shall have the authority to exercise all of the authority and powers granted to the Committee under this Paragraph 4, including the authority to grant Awards, without the further approval of the Committee. The CEO may delegate all or a portion of the authority delegated to him or her hereunder to the President of the Corporation to the extent permitted under Delaware law.

(g) Indemnification. The Committee, its members, the CEO, and any employee of the Corporation or an Affiliate to whom authority or administrative responsibilities has been delegated shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no officer of the Corporation or Affiliate or member or former member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it. To the maximum extent permitted by applicable law or the Certificate of Incorporation or By-Laws of the Corporation (or if applicable, of an Affiliate), each officer and Committee member or former officer or member of the Committee shall be indemnified and held harmless by the Corporation (or if applicable, an Affiliate) against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Corporation) or liability (including any sum paid in settlement of a claim with the approval of the Corporation), and shall be advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with this Plan, except to the extent arising out of such Committee member’s, officer’s, or former member’s or former officer’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or Committee members or former officers, directors or Committee members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Corporation or any Affiliate.

5. Shares.

(a) Shares Available for Grant. An aggregate maximum of 12,000,000 shares of Common Stock will be reserved for issuance upon exercise of Options to purchase Common Stock granted under the Plan, the exercise of SSARs granted under the Plan, and for Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Directors’ Shares, and Deferred Stock Units. This maximum share reserve is subject to appropriate adjustment resulting from future stock splits, stock dividends, recapitalizations, reorganizations, and other similar changes to be computed in the same manner as that provided for in Paragraph 5(b) below. The number of shares of Common Stock available for issuance under the Plan shall be reduced (i) by one share for each share of Common Stock issued pursuant to Options or SSARs, and (ii) by three (3) shares for each share of Common Stock issued pursuant to Restricted Stock, Restricted Stock Unit, Performance Share, Directors’ Shares, and Deferred Stock Unit Awards. If any Option or SSAR granted under the Plan expires, terminates, or is canceled for any reason without having been exercised in full, or if any Award of Restricted Stock, Restricted Stock Unit, Performance Shares, Directors’ Shares, or Deferred Stock Unit is forfeited or canceled for any reason, the number of shares underlying such unexercised Option or SSAR and the number of forfeited or canceled shares under such other Awards will again be available under the Plan in an amount corresponding to the reduction in such share reserve previously made in accordance with the rules described above in this Paragraph 5(a). However, the total original number of shares subject to any Option, SSAR, Award of Restricted Stock,

Restricted Stock Unit, Performance Shares, Directors’ Shares, or Deferred Stock Unit granted under the Plan that is exercised, vests or held until payout shall continue to be counted against the aggregate maximum number of shares reserved for issuance under the Plan in an amount corresponding to the reduction in such share reserve as set forth above, even if such grant is settled in whole or in part other than by the delivery of Common Stock to a Participant (including, without limitation, any net share exercise, tender of shares to the Corporation to pay the exercise price, attestation to the ownership of shares owned by the Participant, or withholding of any shares to satisfy tax withholding obligations). The shares of Common Stock available under this Plan may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Corporation.

(b) Effect of Stock Dividends, Merger, Recapitalization or Reorganization or Similar Events. In the event of any change in the Common Stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in the capital structure of the Corporation, if all or substantially all the assets of the Corporation are transferred to any other corporation in a reorganization, or in the event of payment of a dividend or distribution to the stockholders of the Corporation in a form other than Common Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Common Stock, appropriate adjustments shall be made by the Committee in the number and class of shares subject to the Plan, in the ISO Share Limit set forth in Paragraph 6(e), the Award limits set forth in Paragraph 5(c), the number of shares subject to any outstanding Awards, and in the exercise or base price per share under any outstanding Option or SSAR. The adjustments to be made pursuant to this Paragraph 5(b) shall meet the requirements of Section 409A of the Code and the regulations thereunder.

(c) Section 162(m) Award Limitation. The maximum number of shares of Common Stock subject to any Award intended to comply with Section 162(m) of the Code that may be granted under this Plan during any fiscal year of the Corporation to any Participant shall be 2,000,000 Options or SSARs, 500,000 shares of Restricted Stock, and 500,000 Restricted Stock Units. No employee shall be granted any Performance Share Award intended to comply with Section 162(m) of the Code that could result in the Participant receiving more than 500,000 shares of Common Stock for any Performance Period. No employee shall be granted a Cash Performance Award intended to comply with Section 162(m) of the Code that could result in a Participant receiving a payment of more than $10,000,000 for any Performance Period. The share limits in this Paragraph 5(c) shall be subject to adjustment pursuant to Paragraph 5(b).

B. OPTION AND SSAR GRANTS

6. Stock Options and SSARs. Options to purchase shares of Common Stock may be granted under the terms of the Plan and shall be designated as either Non-Qualified Stock Options or ISOs. SSARs may also be granted under the terms of the Plan. SSARs shall be granted separately from Options and the exercise of an SSAR shall not be linked in any way to the exercise of an Option and shall not affect any Option Award then outstanding. Option grants and SSARs shall contain such terms and conditions as the Committee may from time to time determine, subject to the following limitations:

(a) Exercise Price. The price at which shares of Common Stock may be purchased upon exercise of an Option shall be fixed by the Committee and may be equal to or more than (but not less than) the Fair Market Value of a share of the Common Stock as of the date the Option is granted; provided that this sentence shall not apply to Replacement Awards.

(b) Base Price. The base price of an SSAR shall be fixed by the Committee and may be equal to or more than (but not less than) the Fair Market Value of a share of the Common Stock as of the date the SSAR is granted; provided that this sentence shall not apply to Replacement Awards.

(c) Term. The term of each Option or SSAR will be for such period as the Committee shall determine as set forth in the Option or SSAR Award Agreement, but in no event shall the term of an Option or SSAR be greater than ten (10) years from the date of grant.

(d) Rights of Participant. A recipient of an Option or SSAR Award shall have no rights as a shareholder with respect to any shares issuable or transferable upon exercise thereof until the date of issuance of such shares. Except as specifically set forth in Paragraph 5(b) above, no adjustment shall be made for dividends or other distributions of cash or other property on or with respect to shares of Common Stock covered by Options or SSARs paid or payable to Participants of record prior to such issuance.

(e) ISO Limits. The aggregate Fair Market Value (determined on the date of grant) of Common Stock with respect to which a Participant is granted ISOs (including ISOs granted under the Predecessor Plan) which first become exercisable during any given calendar year shall not exceed $100,000. In no event shall more than 1,000,000 shares of Common Stock be available for issuance pursuant to the exercise of ISOs granted under the Plan.

7. Exercise. An Option or SSAR Award granted under the Plan shall be exercisable during the term of the Option or SSAR subject to such terms and conditions as the Committee shall determine and are specified in the Award Agreement, not inconsistent with the terms of the Plan. Except as otherwise provided herein, no Option or SSAR may be exercised prior to the third anniversary of the date of grant. The Committee may adopt alternative vesting and exercise rules to comply with the provisions of foreign laws and for other reasons as it may determine in its discretion. In addition, the Committee may condition the exercise of an Option or SSAR upon the attainment by the Corporation or any Affiliate, business unit or division or by the Participant of any Performance Targets set by the Committee.

(a) Option. To exercise an Option, the Participant must give notice to the Corporation of the number of shares to be purchased accompanied by payment of the full purchase price of such shares as set forth in Paragraph 8, pursuant to such electronic or other procedures as may be specified by the Corporation or its plan administrator from time to time. The date when the Corporation has actually received both such notice and payment shall be deemed the date of exercise of the Option with respect to the shares being purchased and the shares shall be issued as soon as practicable thereafter.

(b) SSAR. To exercise a SSAR, the SSAR Participant must give notice to the Corporation of the number of SSARs being exercised as provided in the SSAR Award Agreement pursuant to such electronic or other procedures as may be specified by the Corporation or its plan administrator from time to time. No payment shall be required to exercise an SSAR. The date of actual receipt by the Corporation of such notice shall be deemed to be the date of exercise of the SSAR and the shares issued in settlement of such exercise therefor shall be issued as soon as practicable thereafter. Upon the exercise of an SSAR, the SSAR Participant shall be entitled to receive from the Corporation for each SSAR being exercised that number of whole shares of Common Stock having a Fair Market Value on the date of exercise of the SSAR equal in value to the excess of (A) the Fair Market Value of a share of Common Stock on the exercise date over (B) the sum of (i) the base price of the SSAR being exercised, plus (ii) unless the Participant elects to pay such tax in cash, any amount of tax that must be withheld in connection with such exercise. Fractional shares of Common Stock shall be disregarded upon exercise of an SSAR unless otherwise determined by the Committee. The Committee may provide for SSARs to be settled in cash to the extent the Committee determines to be advisable or appropriate under foreign laws or customs.

(c) Automatic Exercise/Surrender. The Corporation may, in its discretion, provide in an Option or SSAR Award or adopt procedures that an Option or SSAR outstanding on the last business day of the term of such Option or SSAR (“Automatic Exercise Date”) that has a “Specified Minimum Value” shall be automatically and without further action by the Participant (or in the event of the Participant’s death, the Participant’s personal representative or estate), be exercised on the Automatic Exercise Date. Payment of the grant price of such Option may be made pursuant to such procedures as may be approved by the Corporation from time to time and the Corporation shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Paragraph 39. For purposes of this Paragraph 7(c), the term “Specified Minimum Value” means that the Fair Market Value per share of Common Stock exceeds the grant price of a share subject to an expiring Option or SSAR by at least $0.50 cents per share or such other amount as the Corporation shall determine from time to time. The Corporation may elect to discontinue the automatic exercise of Options and SSARs pursuant to this Paragraph 7(c) at any time upon notice to a Participant or to apply the automatic exercise feature only to certain groups of Participants. The automatic exercise of an Option or SSAR pursuant to this Paragraph 7(c) shall apply only to an Option or SSAR Award that has been timely accepted by a Participant under procedures specified by the Corporation from time to time.

8. Payment of Exercise Price. Payment of the Option exercise price must be made in full pursuant to any of the following procedures or such other electronic or other procedures as may be specified by the Committee or its plan administrator from time to time: (i) in cash, by check or cash equivalent, (ii) by delivery to the Corporation of unencumbered shares of Common Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by attestation to the Corporation by the Participant of ownership of shares of Common Stock having a Fair Market Value not less than the exercise price accompanied by a request and authorization to the Corporation to deliver to the Participant upon exercise only the number of whole shares by which the number of shares covered by the Option being exercised exceeds the number of shares stated in such attestation; (iv) by delivery to the Corporation by a broker of cash equal to the exercise price of the Option upon an undertaking by the Participant to cause the Corporation to deliver to the broker some or all of the shares being acquired upon the exercise of the Option (a “Cashless Exercise”), (v) by a “net exercise” arrangement pursuant to which the Corporation will reduce the number of shares of Common Stock issued upon exercise of the Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price and the Participant shall deliver to the Corporation a cash or other payment to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; (vi) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vii) by any combination of the foregoing. The Committee may at any time or from time to time grant Options which permit only some of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict the use of one or more forms of consideration. Any shares transferred to the Corporation will be added to the Corporation’s treasury shares or canceled and become authorized and unissued shares of Common Stock but such shares shall not increase the shares reserved for issuance under the Plan in Paragraph 5(a) above. The number of shares of Common Stock covered by, and available for exercise under, a Participant’s Options shall be reduced by (A) shares covered by an attestation used for netting in accordance with clause (iii) above; (B) shares used to pay the exercise price pursuant to a “net exercise” in accordance with clause (v) above; (C) shares delivered to the Participant as a result of any exercise, and (D) shares withheld to satisfy tax withholding obligations.

9. Transfers. The Options and SSARs granted under the Plan may not be sold, transferred, hypothecated, pledged, or otherwise disposed of by any Participant except by will or by the laws of descent and distribution, or as otherwise provided herein. The Option or SSARs of any person to acquire stock and all rights thereunder shall terminate immediately if the Participant attempts to or does sell, assign, transfer, pledge, hypothecate or otherwise dispose of the Option or SSAR or any rights thereunder to any other person except as permitted herein. Notwithstanding the foregoing, a Participant may transfer any Non-Qualified Stock Option (but not ISOs or SSARs) granted under this Plan to members of the Participant’s immediate family (defined as a spouse, children and/or grandchildren), or to one or more trusts for the benefit of such family members if the instrument evidencing such Option expressly so provides and the Participant does not receive any consideration for the transfer; provided that any such transferred Option shall continue to be subject to the same terms and conditions that were applicable to such Option immediately prior to its transfer (except that such transferred Option shall not be further transferred by the transferee during the transferee’s lifetime).

10. Effect of Death, Disability or Retirement. If a Participant dies or becomes Disabled while employed by the Corporation, all Options or SSARs held by such Participant shall become immediately exercisable and the Participant or such Participant’s estate or the legatees or distributees of such Participant’s estate or of the Options or SSARs, as the case may be, shall have the right, on or before the earlier of the respective expiration date of an Option and SSAR or sixty (60) months following the date of such death or Disability, to exercise any or all Options or SSARs held by such Participant as of such date of death or Disability. If a Participant’s employment terminates as the result of a Normal Retirement, the Participant shall have the right, on or before the earlier of the expiration date of the Option or SSAR and sixty (60) months following the date of such Normal Retirement, to purchase or acquire shares under any Options or SSARs which at the date of his or her Normal Retirement are, or within sixty (60) months following the date of Normal Retirement become, exercisable.

11. Voluntary or Involuntary Termination. If a Participant’s employment with the Corporation is voluntarily or involuntarily terminated for any reason, other than for reasons or in circumstances specified in Paragraph 10 above or for Cause, the Participant shall have the right at any time on or before the earlier of the expiration date of the Option or SSAR or three (3) months following the effective date of such termination of employment, to exercise, and acquire shares under, any Options or SSARs which at such termination are exercisable.

12. Termination for Cause. If a Participant’s employment with the Corporation is terminated for Cause, the Option or SSAR shall be canceled and the Participant shall have no further rights to exercise any such Option or SSAR and all of such Participant’s rights thereunder shall terminate as of the effective date of such termination of employment.

C. RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

13. Grant. Subject to the provisions and as part of the Plan, the Committee shall have the discretion and authority to make Restricted Stock Awards and Restricted Stock Unit Awards to Participants at such times, and in such amounts, as the Committee may determine in its discretion. Subject to the provisions of the Plan, grants of Restricted Stock and Restricted Stock Units shall contain such terms and conditions as the Committee may determine at the time of Award.

14. Restrictions; Restricted Period. At the time of each grant, the Committee may adopt such time based vesting schedules, not less than one (1) year and not longer than five (5) years from the date of the Award, and such other forfeiture conditions and Restrictions, as it may deem appropriate with respect to Awards of Restricted Stock and Restricted Stock Units, to apply during a Restricted Period as may be specified by the Committee. The Committee may in its discretion condition the vesting of Restricted Stock Awards and Restricted Stock Units upon the attainment of Performance Targets established by the Committee. No more than 5% of the aggregate number of the shares reserved for issuance under the Plan (as adjusted pursuant to Paragraph 5(b)) may be awarded as Restricted Stock Awards or Restricted Stock Unit Awards having a vesting period more rapid than annual pro rata vesting over a period of three (3) years.

15. Issuance of Shares.

(a) Restricted Stock. Shares in respect of Restricted Stock Awards shall be registered in the name of the Participant and, in the discretion of the Committee, held either in book entry form or in certificate form and deposited with the Secretary of the Corporation. A Participant shall be required to have delivered a stock power endorsed by the Participant in blank relating to the Restricted Stock covered by an Award. Upon lapse of the applicable Restrictions, as determined by the Committee, the Corporation shall deliver such shares of Common Stock to the Participant in settlement of the Restricted Stock Award. To the extent that the shares of Restricted Stock are forfeited, such shares automatically shall be transferred back to the Corporation. The Corporation will stamp any stock certificates delivered to the Participant with an appropriate legend or notations if the shares are not registered under the Securities Act, or are otherwise not free to be transferred by the Participant and will issue appropriate stop-order instructions to the transfer agent for the Common Stock, if and to the extent such stamping or instructions may then be required by the Securities Act or by any rule or regulation of the Securities and Exchange Commission issued pursuant to the Securities Act.

(b) Restricted Stock Units. Restricted Stock Units shall be credited as a bookkeeping entry in the name of the Participant to an account maintained by the Corporation. No shares of Common Stock will be issued to the Participant in respect of Restricted Stock Units on the date of an Award. Shares of Common Stock shall be issuable to the Participant only upon the lapse of such Restrictions as determined by the Committee. Upon such lapse and determination, the Corporation shall deliver such shares of Common Stock to the Participant in settlement of the Restricted Stock Unit Award. To the extent that a Restricted Stock Unit Award is forfeited, no shares of Common Stock shall be issued to a Participant.

16. Dividend Equivalents and Voting Rights. Dividend Equivalents shall not be paid on a Restricted Stock Award or Restricted Stock Unit Award during the Restricted Period. In the discretion of the Committee, Dividend Equivalents may be credited to a bookkeeping account for a Participant for distribution to Participant on or after a Restricted Stock Award or Restricted Stock Unit Award vests (such Dividend Equivalents shall be payable upon fixed dates or events in accordance with the requirements of Section 409A of the Code). An employee who receives an award of Restricted Stock shall not be entitled, during the Restricted Period, to exercise voting rights with respect to such Restricted Stock.

17. Nontransferability. Shares of Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered and shall not be subject to execution, attachment, garnishment or other similar legal process, except as otherwise provided in the applicable Award Agreement. Upon any attempt to sell, transfer, assign, pledge, or otherwise encumber or dispose of the Restricted Stock or Restricted Stock Units contrary to the provisions of the Award Agreement or the Plan, the Restricted Stock or Restricted Stock Unit and any related Dividend Equivalents shall immediately be forfeited to the Corporation.

18. Termination of Employment. In the case of a Participant’s Disability, death or special circumstances, as determined by the Committee, any purely temporal restrictions remaining with respect to Restricted Stock or Restricted Stock Unit Awards as of the date of such Disability, death or such special circumstances, shall lapse and, if any Performance Targets are applicable, the Restricted Stock or Restricted Stock Unit Awards shall continue to vest as if the Participant’s employment had not terminated until the prescribed time for determining attainment of Performance Targets has passed and the appropriate determination of attainment of Performance Targets has been made. If the Participant’s employment with the Corporation is terminated as a result of Normal Retirement, subject to compliance with the non-competition provisions of Paragraph 43 below in the case of Normal Retirement, then the Restricted Stock and Restricted Stock Unit Awards shall continue to vest as if the Participant’s employment had not terminated until such time as the remaining temporal restrictions lapse and, if any Performance Targets are applicable, the prescribed time for determining attainment of Performance Targets has passed and the appropriate determination of attainment of Performance Targets has been made. If a Participant’s employment with the Corporation voluntarily or involuntarily terminates for any other reason during the Restricted Period, the Restricted Stock and Restricted Stock Unit Awards shall be forfeited on the date of such termination of employment. Except as provided in Paragraphs 31-32, payment of Restricted Stock and Restricted Stock Units that are subject to Performance Targets shall be subject to satisfaction of applicable Performance Targets and certification by the Committee of the attainment of such targets and the amount of the payment.

19. Cancellation. The Committee may at any time, with due consideration to the effect on the Participant of Section 409A of the Code, require the cancellation of any Award of Restricted Stock or Restricted Stock Units in consideration of a cash payment or alternative Award under the Plan equal to the Fair Market Value of the canceled Award of Restricted Stock or Restricted Stock Units.

D. CASH PERFORMANCE AWARDS

20. Awards and Period of Contingency. The Committee may, concurrently with, or independently of, the granting of another Award under the Plan, in its sole discretion, grant to a Participant the opportunity to earn a Cash Performance Award payment, conditional upon the satisfaction of objective pre-established Performance Targets with respect to Performance Criteria as set forth in Paragraphs 29-32 below during a specified Performance Period. The Performance Period shall be not less than three (3) fiscal years of the Corporation, including the year in which the Cash Performance Award is made.

The Corporation shall make a payment in respect of any Cash Performance Award only if the Committee shall have certified that the applicable Performance Targets have been satisfied for a Performance Period except as provided in Paragraphs 31-32. The aggregate maximum cash payout for any business unit within the Corporation or an Affiliate or the Corporation as a whole shall not exceed a fixed percentage of the value created at the relevant business unit during the Performance Period, determined using such criteria as may be specified by the Committee, such percentages and dollar amounts to be determined by the Committee annually when Performance Targets and Performance Criteria are established. Cash Performance Awards shall be paid within two and one-half months following the year in which the relevant Performance Period ends. Cash Performance Awards may not be transferred by a Participant except by will or the laws of descent and distribution.

21. Effect of Death or Disability. If a Participant dies or becomes Disabled while employed by the Corporation, then, the Participant (or the Participant’s estate or the legatees or distributees of the Participant’s estate, as the case may be) shall be entitled to receive on the payment date following the end of the Performance Period, the cash payment that the Participant would have earned had the Participant then been an employee of the Corporation, multiplied by a fraction, the numerator of which is the number of months the Participant was employed by the Corporation during the Performance Period and the denominator of which is the number of months of the Performance Period (treating fractional months as whole months in each case). Except as provided in Paragraphs 31-32, such payment shall be subject to satisfaction of the applicable Performance Targets and certification by the Committee of the attainment of such Performance Targets.

22. Effect of Normal Retirement. If, before the date of payment, the Participant’s employment terminates pursuant to a Normal Retirement, the Participant shall be entitled to receive on the regular payment date for the Cash Performance Award the same amount of cash that the Participant would have earned had such Participant been an employee of the Corporation as of such date, subject to the satisfaction of the applicable Performance Targets and certification by the Committee of the attainment of such Performance Targets and the amount of the payment to the extent required by Paragraphs 31-32, and subject to compliance with Paragraph 43 of the Plan.

23. Effect of Other Terminations of Employment.

(a) General Termination. If a Participant’s employment with the Corporation is terminated for any other reason, whether voluntary, involuntary, or for Cause other than a termination described in Paragraphs 21-22 above or in Paragraph 23(b) below, then his or her outstanding Cash Performance Awards shall be canceled and all of the Participant’s rights under any such award shall terminate as of the effective date of the termination of such employment.

(b) Pre-Payment Termination. If, after the end of a Performance Period and before the date of payment of any final Cash Performance Award, a Participant’s employment is terminated, whether voluntarily or involuntarily for any reason other than for Cause, the Participant shall be entitled to receive on the payment date the cash payment that the Participant would have earned had the Participant continued to be an employee of the Corporation as of the payment date, subject to the satisfaction of the applicable Performance Targets and certification by the Committee of the attainment of such Performance Targets and the amount of the payment.

E. PERFORMANCE SHARE AWARDS

24. Awards and Period of Contingency. The Committee may, concurrently with, or independently of, the granting of another Award under the Plan, in its sole discretion, grant to a Participant a Performance Share Award conditional upon the satisfaction of objective pre-established Performance Targets with respect to Performance Criteria as set forth in Paragraphs 29-32 below during a Performance Period of not less than three (3) fiscal years of the Corporation, including the year in which the conditional award is made. Any such grant may set a specific number of Performance Shares that may be earned, or a range of Performance Shares that may be earned, depending on the degree of achievement of Performance Targets pre-established by the Committee. Performance Share Awards shall be paid within two and one-half months following the year in which the relevant Performance Period ends. Except as provided in Paragraphs 31-32, the Corporation shall issue Common Stock in payment of Performance Share Awards only if the Committee shall have certified that the applicable Performance Targets have been satisfied at the end of a Performance Period. Prior to the issuance of shares of Common Stock at the end of a Performance Period, a Performance Share Award shall be credited as a bookkeeping entry in the name of the Participant in an account maintained by the Corporation. No shares of Common Stock will be issued to the Participant in respect of a Performance Share Award on the date of an Award. A Participant shall not be the legal or beneficial owner of shares subject to a Performance Share Award and shall not have any voting rights or rights to distributions with respect to such shares prior to the issuance of shares at the end of the Performance Period, provided that the Committee may specify that the Participant is entitled to receive Dividend Equivalents. A Participant may not transfer a Performance Share Award except by will or the laws of descent and distribution. The Committee may, in its discretion, credit a Participant with Dividend Equivalents with respect to a Performance Share Award.

25. Effect of Death or Disability. If a Participant in the Plan holding a Performance Share Award dies or becomes Disabled while employed by the Corporation, then the Participant (or the Participant’s estate or the legatees or distributes of the Participant’s estate, as the case may be) shall be entitled to receive on the payment date at the end of the Performance Period, that number of shares of Common Stock that the Participant would have earned had the Participant then been an employee of the Corporation, multiplied by a fraction, the numerator of which is the number of months the Participant was employed by the Corporation during the Performance Period and the denominator of which is the number of months of the Performance Period (treating fractional months as whole months in each case). Except as provided in Paragraphs 31-32, such payment shall be subject to satisfaction of the applicable Performance Targets and certification by the Committee of the attainment of such Performance Targets and the amount of payment.

26. Effect of Normal Retirement. If, before the date of payment of a Performance Share Award, the Participant’s employment terminates due to a Normal Retirement, the Participant shall be entitled to receive on the payment date for the Performance Period the same number of shares that the Participant would have earned had such Participant then been an employee of the Corporation as of such date, subject to the satisfaction of the applicable Performance Targets and certification by the Committee of the attainment of such Performance Targets and the amount of the payment to the extent required by Paragraphs 31-32, and subject to compliance with Paragraph 43 of the Plan.

27. Effect of Other Terminations of Employment.

(a) General Termination. If a Participant’s employment with the Corporation is terminated for any reason, whether voluntary, involuntary, or for Cause, other than those terminations described in Paragraphs 25-26 above or in Paragraph 27(b) below, then his or her outstanding Performance Share Awards shall be canceled and all of the Participant’s rights under any such award shall terminate as of the effective date of the termination of such employment.

(b) Pre-Payment Termination. If, after the end of a Performance Period and before the date of payment of any final award, a Participant’s employment is terminated, whether voluntarily or involuntarily for any reason other than for Cause, the Participant shall be entitled to receive on the payment date the payment that the Participant would have earned had the Participant continued to be an employee of the Corporation as of the payment date, subject to the satisfaction of the applicable Performance Targets and certification by the Committee of the attainment of such performance targets and the amount of the payment to the extent required by Paragraphs 31-32.

F. PERFORMANCE CRITERIA

28. Section 162(m) Awards. The Committee may, but is not required to, designate Awards to Covered Executives as subject to the requirements of Code Section 162(m), in which case the provisions of such Awards shall be intended to conform with all provisions of Code Section 162(m) to the extent necessary to allow the Corporation to claim a Federal income tax deduction for the Awards as “qualified performance based compensation.” The Committee retains the sole discretion to grant Awards to Covered Executives and other Participants that do not so qualify and to determine the terms and conditions of such Awards, including any performance-based vesting conditions, that shall apply to such Awards.

29. Establishment of Performance Targets. The Committee may, in its sole discretion, grant an Award under the Plan conditional upon the satisfaction of objective pre-established Performance Targets based on specified Performance Criteria during a Performance Period. The Performance Period for Cash Performance Awards and Performance Shares shall be not less than three (3) full fiscal years of the Corporation, including the year in which an Award is made and may be shorter in the case of other Awards but not less than one full fiscal year. Any Performance Targets established by the Committee shall include one or more objective formulas or standards for determining the level or levels of achievement of the Performance Targets that must be achieved in order for payment to be made with respect to an Award (and any related Dividend Equivalents), and the amount of the Award (and any Dividend Equivalents) payable to a Participant if the Performance Targets are satisfied in whole or in part or exceeded. The Performance Targets may be fixed by the Committee for the Corporation as a whole or for a subsidiary, division, Affiliate, business segment, or business unit, depending on the Committee’s judgment as to what is appropriate, and shall be set by the Committee not later than the earlier of the 90th day after the commencement of the period of services to which the Performance Period relates or by the time 25% of such period of services has elapsed, in either case, provided that the outcome of the Performance Targets is substantially uncertain at the time the Performance Targets are established. The Performance Targets with respect to a Performance Period need not be the same for all Participants. Performance measures and Performance Targets may differ from Participant to Participant and from Award to Award.

30. Performance Criteria. Performance Targets shall be based on at least one or more of the Performance Criteria listed on Exhibit A hereto that the Committee deems appropriate, as they apply to the Corporation as a whole or to a subsidiary, a division, Affiliate, business segment, or business unit thereof. The Committee may adjust, upward or downward, to the extent permitted by Section 162(m), the Performance Targets to reflect (i) a change in accounting standards or principles, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, or (iv) any other unusual, nonrecurring items which are separately identified and quantified in the Corporation’s audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the fiscal year are established, and such adjustments are stated at the time that the Performance Targets are determined. The Committee may also adjust, upward or downward, as applicable, the Performance Targets to reflect any other extraordinary item or event, so long as any such item or event is separately identified as an item or event requiring adjustment of such targets at the time the Performance Targets are determined, and such item or event occurs after the goals for the fiscal year are established.

31. Approval and Certification. Promptly after the close of a Performance Period, the Committee shall certify in writing the extent to which the Performance Targets have been met and shall determine on that basis the amount payable to Participant in respect of an Award. The Committee shall have the discretion to approve proportional or adjusted Awards under the Plan to address situations where a Participant who is a Covered Executive joined the Corporation or an Affiliate, or transferred or is promoted within the Corporation or an Affiliate, during a Performance Period, but only to the extent that such discretion would not cause an Award intended to qualify as “qualified performance based compensation” to fail to so qualify. The Committee may, in its sole discretion, elect to make a payment under an Award to a Disabled Participant or to the Participant’s estate (or to legatees or distributees, as the case may be, of the Participant’s estate) in the case of death or upon a Change in Control, without regard to actual attainment of the Performance Targets (or the Committee’s certification thereof), but only to the extent that such discretion would not cause another Award intended to qualify as “qualified performance based compensation” to fail to so qualify.

32. Committee Discretion.

(a) Negative Discretion. The Committee shall have the discretion to decrease the amount payable under any Award made under the Plan upon attainment of a Performance Target. The Committee shall also have the discretion to decrease or increase the amount payable upon attainment of the Performance Target to take into account the effect on an Award of any unusual, non-recurring circumstance, extraordinary items, change in accounting methods, or other factors to the extent provided in Exhibit A hereto, but only to the extent that such discretion would not cause an Award intended to qualify as “qualified performance based compensation” to fail to so qualify.

(b) Certification. Except as provided in Paragraph 32(a), (i) the Committee shall make a payment in respect of an Award intended to qualify as “qualified performance-based compensation” under Section 162(m) only if the Committee shall have certified in writing that the applicable performance targets have been satisfied, and (ii) the Committee shall not increase the amount payable to a Covered Executive under any Award intended to meet the requirements of Section 162(m) of the Code. The exercise of discretion by the Committee to decrease any Award payable to a Participant shall not result in an increase in the amount payable to a Covered Executive under any Award intended to meet the requirements of Section 162(m) of the Code.

(c) Awards to Non-Covered Executives. In its discretion, the Committee may, either at the time it grants an Award or at any time thereafter, provide for the positive adjustment of the formula applicable to an Award granted to a Participant who is not a Covered Executive or an Award to a Covered Executive that is not intended to qualify as “qualified performance based compensation” to reflect such Participant’s individual performance in his or her position with the Corporation or an Affiliate or such other factors as the Committee may determine.

G. NON-EMPLOYEE DIRECTORS

33. Non-Employee Director Compensation. The Board shall determine from time to time the amount and form of compensation to be paid to Non-Employee Directors for serving as a member of the Board. The percentage of Non-Employee Directors’ compensation to be paid in cash, Directors’ Shares, or in other forms of compensation shall be determined by the Board from time to time. The number of shares of Common Stock that may be granted to any Non-Employee Director each year shall not exceed 20,000 shares of Common Stock. In addition to the annual compensation of Non-Employee Directors, the Board may also authorize one-time grants of Directors’ Shares to Non-Employee Directors, or to an individual upon joining the Board, on such terms as it shall deem appropriate.

34. Directors’ Shares. Except as otherwise provided in Paragraph 35, each Director who is a Non-Employee Director on November 15 of each calendar year shall be issued on November 15 of that year (or the first trading day thereafter if November 15 is not a trading day on the principal exchange on which the Common Stock then regularly trades) that number of Directors’ Shares as shall have been determined by the Board for that year. The number of shares of Common Stock to be awarded to a Non-Employee Director shall be determined by dividing the dollar amount of annual compensation to be paid in shares by the Fair Market Value of the Common Stock on the date of grant. Any individual who serves as a Non-Employee Director during a calendar year but ceases to be a Director prior to November 15 of such year shall be issued a pro rata number of Directors’ Shares based on the number of full and partial months that the individual served as a Director for that year and the amount of compensation to be paid in Directors Shares as determined by the Board for that year, with such shares to be issued as of, and the number of such shares to be determined on the basis of the Fair Market Value of the Common Stock on, the date he or she ceases to be a Director (or if such date is not a trading date, the next such trading day on the principal exchange on which the Common Stock then regularly trades); provided that the Board may determine that any Non-Employee Director removed for cause (as determined by the Board) at any time during any calendar year shall forfeit the right to receive Directors’ Shares for that year.

35. Deferred Stock Units. A Non-Employee Director may elect to defer receipt of his or her Directors’ Shares in accordance with such procedures as may from time to time be prescribed by the Committee. A deferral election shall be valid only if it is delivered prior to the first day of the calendar year in which the services giving rise to the Directors’ Shares are to be performed (or such other date as the Committee may determine for the year in which an individual first becomes a Non-Employee Director). A Participant’s deferral election shall become irrevocable as of the last date the deferral could be delivered or such earlier date as may be established by the Committee. A Non-Employee Director may revoke or change a deferral election at any time prior to the date the election becomes irrevocable, subject to such restrictions as the Committee may establish from time to time. Any such revocation or change shall be in a form and manner determined by the Committee. A Non-Employee Director’s deferral election shall remain in effect and will apply to Directors’ Shares in subsequent years unless and until the Director timely revokes the deferral election in accordance with such procedures as the Committee shall determine. The Committee may adopt procedures for the extension of any deferral period. If a valid deferral election is filed by a Non-Employee Director, Deferred Stock Units shall be credited as a bookkeeping entry in the name of the Non-Employee Director to an account maintained by the Corporation on the basis of one Deferred Stock Unit for each Directors’ Share deferred. No shares of Common Stock shall be issued to the Non-Employee Director in respect of Deferred Stock Units at the time such shares would be issued absent such deferral. Shares of Common Stock shall be issuable to the Non-Employee Director in a lump sum upon the termination of services as a Non-Employee Director (but only if such termination constitutes a separation from service within the meaning of Code Section 409A, if applicable) or, if earlier, a specified date elected by the Non-Employee Director at the time of the deferral election. Dividend Equivalents shall be credited on Deferred Stock Units and distributed at the same time that shares of Common Stock are delivered to a Non-Employee Director in settlement of the Deferred Stock Units.

36. Delivery of Shares. Shares of Common Stock shall be issued to a Non-Employee Director at the time Directors’ Shares are paid or Deferred Stock Units are settled by a issuing a stock certificate, or making an appropriate entry in the Corporation’s shareholder records, in the name of the Non-Employee Director, evidencing such share payment. Each stock certificate will bear an appropriate legend with respect to any restrictions on transferability, if applicable. A Non-Employee Director shall not have any rights of a stockholder with respect to Directors’ Shares or Deferred Stock Units until such shares of Common Stock are issued and then only from the date of issuance of such shares. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of issuance of the shares. No fractional shares shall be issued as Directors’ Shares. The Committee may round the number of shares of Common Stock to be delivered to the nearest whole share.

H. CHANGE IN CONTROL

37. Change in Control. Each Participant who is an employee of the Corporation or an Affiliate, upon acceptance of an Award under the Plan, and as a condition to such Award, shall be deemed to have agreed that, in the event any “Person” (as defined below) begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps seeking to effect a “Change in Control” of the Corporation (as defined below), such Participant will not voluntarily terminate his or her employment with the Corporation or with an Affiliate of the Corporation, as the case may be, and, unless terminated by the Corporation or such Affiliate, will continue to render services to the Corporation or such Affiliate until such Person has abandoned, terminated or succeeded in such efforts to effect a Change in Control.

(a) In the event a Change in Control occurs and, within eighteen (18) months following the date of the Change in Control, (i) a Participant experiences an involuntary termination of employment (other than for Cause, death or Disability) such that he or she is no longer in the employ of the Corporation or an Affiliate, or (ii) an event or condition that constitutes “Good Reason” occurs and the Participant subsequently resigns for Good Reason within the time limits set forth in Paragraph 37(h)(iv) below pursuant to a resignation that meets the requirements set forth in Paragraph 37(h)(iv) below:

(i) all Options and SSARs to purchase or acquire shares of Common Stock of the Corporation shall immediately vest on the date of such termination of employment and become exercisable in accordance with the terms of the appropriate Option or SSAR Award Agreement;

(ii) all outstanding Restrictions, including any Performance Targets, with respect to any Restricted Stock or Restricted Stock Unit Award or any other Award shall immediately vest or expire on the date of such termination of employment and be deemed to have been satisfied or earned “at target” as if the Performance Targets (if any) have been achieved, and such Award shall become immediately due and payable on the date of such termination of employment; and

(iii) all Cash Performance Awards and Performance Share Awards outstanding shall be deemed to have been earned at “target” as if the Performance Targets have been achieved, and such Awards shall immediately vest and become immediately due and payable on the date of such termination of employment.

(b) In the event a Change in Control occurs and a Participant’s outstanding Awards are (i) impaired in value or rights, as determined solely in the discretionary judgment of the “Continuing Directors” (as defined below), (ii) not assumed by a successor corporation or an affiliate thereof or, (iii) not replaced with an award or grant that, solely in the discretionary judgment of the Continuing Directors, preserves the existing value of the outstanding Awards at the time of the Change of Control:

(i) all Options and SSARs to purchase or acquire shares of Common Stock of the Corporation shall immediately vest on the date of such Change in Control and become exercisable in accordance with the terms of the appropriate Option or SSAR Award Agreement;

(ii) all outstanding Restrictions, including any Performance Targets, with respect to any Options, SSARs, Restricted Stock or Restricted Stock Unit Awards shall immediately vest or expire on the date of such Change in Control and be deemed to have been satisfied or earned “at target” as if the Performance Targets (if any) have been achieved, and such Award shall become immediately due and payable on the date of such Change in Control;

(iii) Cash Performance Awards and Performance Share Awards outstanding shall immediately vest and become immediately due and payable on the date of such Change in Control as follows:

(A) the Performance Period of all Cash Performance Awards and Performance Share Awards outstanding shall terminate on the last day of the month prior to the month in which the Change in Control occurs;

(B) the Participant shall be entitled to a cash or stock payment the amount of which shall be determined in accordance with the terms and conditions of the Plan and the appropriate Cash Performance Award Agreement and Performance Share Award Agreement, which amount shall be multiplied by a fraction, the numerator of which is the number of months in the Performance Period that has passed prior to the Change in Control (as determined in accordance with clause (iii)(A) above) and the denominator of which is the total number of months in the original Performance Period; and

(C) the Continuing Directors shall promptly determine whether the Participant is entitled to any Cash Performance Award or Performance Share Award, and any such Award payable shall be paid to the Participant promptly but in no event more than five (5) days after a Change in Control;

(c) The Continuing Directors shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of any Award or participation under the Plan in connection with a Change in Control, and their decisions shall be binding and conclusive upon all interested parties; and

(d) Other than as set forth above, the terms and conditions of all Awards shall remain unchanged.

(e) Notwithstanding the provisions of this Paragraph 37, the Committee may, in its discretion, take such other action with respect to Awards in connection with a Change in Control as it shall determine to be appropriate.

(f) If a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation occurs (as defined in Section 409A of the Code), Deferred Stock Units shall be settled on the date of such Change in Control by the delivery of shares of Common Stock.

(g) A “Change in Control” shall be deemed to have taken place upon the occurrence of any of the following events (capitalized terms are defined below):

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of the spin-off of the Corporation by Dover Corporation, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors in office at the time of such approval or recommendation who either were directors on the date of the spin-off of the Corporation by Dover Corporation or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (A) any such merger or consolidation after the consummation of which the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any such merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities; or

(iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such transaction or series of transactions.

(v) Notwithstanding the foregoing, with respect to an Award that is determined to be deferred compensation subject to the requirements of Section 409A of the Code, the Corporation will not make a payment upon the happening of a Change in Control unless the Corporation is deemed to have undergone a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation (as such terms are defined in Section 409A of the Code).

(h) For purposes of this Paragraph 37, the following terms shall have the meanings indicated:

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

(ii) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities that are properly filed on a Form 13-F.

(iii) “Continuing Directors” shall have the meaning ascribed to it in Article Fourteenth of the Corporation’s Certificate of Incorporation.

(iv) “Good Reason” shall mean “Good Reason” due to any one or more of the following events that occur following a Change in Control, unless the Participant has consented to such action in writing: (a) a material diminution of the responsibilities, position and/or title of the Participant compared with the responsibilities, position and title, respectively, of the Participant prior to the Change in Control; (b) a relocation of the Participant’s principal business location to an area outside a 25 mile radius of its location preceding the Change in Control and that requires that the Participant commute an additional distance of at least 20 miles more than such Participant was required to commute immediately prior to the Change in Control; or (c) a material reduction in the Participant’s base salary or bonus opportunities; provided, however, that (i) Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by the Participant to the Corporation no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (ii) if there exists (without regard to this clause

(ii)) an event or condition that constitutes Good Reason, the Corporation shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Corporation does so, such event or condition shall not constitute Good Reason hereunder. The Participant’s right to resign from employment for a Good Reason event or condition shall be waived if the Participant fails to resign within sixty (60) days following the last day of the Corporation’s cure period. Notwithstanding the foregoing, if a Participant and the Corporation (or any of its Affiliates) have entered into an employment agreement or other similar agreement that specifically defines “Good Reason,” then with respect to such Participant, “Good Reason” shall have the meaning defined in that employment agreement or other agreement.

(v) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

I. GENERAL PROVISIONS

38. Legal Compliance.

(a) Section 16(b) of the Exchange Act. All elections and transactions under this Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3 and the Committee shall interpret and administer these guidelines in a manner consistent therewith. The Committee may establish and adopt electronic or other administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of this Plan and the transaction of business hereunder. If an officer or Director (as defined in Rule 16a-1) is designated by the Committee to receive an Award, any such Award shall be deemed approved by the Committee and shall be deemed an exempt purchase under Rule 16b-3. Any provisions in this Plan or an Award Agreement inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of this Paragraph 38(a). Notwithstanding anything herein to the contrary, if the grant of any Award or the payment of a share of Common Stock with respect to an Award or any election with regard thereto results or would result in a violation of Section 16(b) of the Exchange Act, any such grant, payment or election shall be deemed to be amended to comply therewith, and to the extent such grant, payment or election cannot be amended to comply therewith, such grant, payment or election shall be immediately canceled and the Participant shall not have any rights thereto.

(b) Section 162(m). If it is the intent of the Corporation that any compensation income realized in connection with any grant or Award under the Plan constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Corporation does not intend to be subject to the deduction limitations of Section 162(m) of the Code. Accordingly, if any provision of the Plan or any such Award Agreement under the Plan does not comply with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, or to eliminate such deductibility limitation, and the Participant shall be deemed to have consented to such construction or amendment.

(c) Securities Laws. The grant of Awards and the issuance of shares of Common Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state, and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (i) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (ii) in the opinion of legal counsel to the Corporation, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Common Stock, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Corporation.

(d) Registration. The Corporation will stamp stock certificates delivered to the shareholder with an appropriate legend if the shares of Common Stock are not registered under the Securities Act, or are otherwise not free to be transferred by the Participant and will issue appropriate stop-order instructions to the transfer agent for the Common Stock, if and to the extent such stamping or instructions may then be required by the Securities Act or by any rule or regulation of the Securities and Exchange Commission issued pursuant to the Securities Act.

(e) Blackout Period. Options and SSARs may not be exercised during any period prohibited by the Corporation’s stock trading policies or applicable securities laws. A Participant may not sell any shares acquired under the Plan during any period prohibited by the Corporation’s stock trading policies. The Committee may, in its discretion, extend the term of an Award that would otherwise expire during a blackout period for the length of the blackout period plus ten (10) trading days after the expiration of the blackout period so that a Participant does not lose the benefit of the Award as the result of the restrictions on exercise or sales of Shares during the blackout period.

39. Withholding Taxes. The Corporation and its Affiliates shall make arrangements for the collection of any minimum Federal, State, foreign, or local taxes of any kind required to be withheld with respect to any transactions effected under the Plan. The obligations of the Corporation under the Plan shall be conditional on satisfaction of such withholding obligations. The Corporation shall have no obligation to deliver shares of Common Stock, to release shares of Common Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Corporation’s or its Affiliate’s tax withholding obligations have been satisfied by the Participant. The Corporation, to the extent permitted by law, shall have the right to deduct from any payment of any kind otherwise due to or with respect to a Participant through payroll withholding, cash payment or otherwise, including by means of a cashless exercise of an Option, the minimum amount of such taxes as may be determined by the Corporation to be required to be withheld by law. The Corporation may, in its discretion require that all or a portion of such shares be sold to satisfy the Corporation’s withholding obligations under the Plan. The Corporation shall have the right, but not the obligation, to deduct from the shares of Common Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Common Stock having a Fair Market Value, as determined by the Corporation, equal to all or any part of the tax withholding obligations of the Corporation or any Affiliate.

40. Effect of Recapitalization or Reorganization. The obligations of the Corporation with respect to any grant or Award under the Plan shall be binding upon the Corporation, its successors or assigns, including any successor or resulting corporation either in liquidation or merger of the Corporation into another corporation owning all the outstanding voting stock of the Corporation or in any other transaction whether by merger, consolidation or otherwise under which such succeeding or resulting corporation acquires all or substantially all the assets of the Corporation and assumes all or substantially all its obligations, unless Awards are terminated in accordance with Paragraph 37.

41. Employment Rights and Obligations. Neither the making of any grant or Award under the Plan, nor the provisions related to a Change in Control of the Corporation or a Person seeking to effect a change in control of the Corporation, shall alter or otherwise affect the rights of the Corporation to change any and all the terms and conditions of employment of any Participant including, but not limited to, the right to terminate such Participant’s employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant any right with respect to continuance of employment by the Corporation or any Affiliate, nor shall they be a limitation in any way on the right of the Corporation or any Affiliate by which an employee is employed to terminate his or her employment at any time. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

42. Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided with respect to Dividend Equivalents or as provided in the Plan or an Award Agreement.

43. Non-compete.

(a) Non-Competition. The enhanced benefits of any Normal Retirement or Early Retirement (the Early Retirement Provisions of this Paragraph 43 are applicable only to Replacement Awards as set forth in Exhibit B to the Plan) provided to a Participant, unless such benefits are waived in writing by the Participant, shall be subject to the provisions of this Paragraph 43. Any Participant who is the beneficiary of any such Normal Retirement or Early Retirement shall be deemed to have expressly agreed not to engage, directly or indirectly in any capacity, in any business in which the Corporation or any Affiliate at which such Participant was employed at any time in the three (3) years immediately prior to termination of employment was engaged, as the case may be, in the geographic area in which the Corporation or such Affiliate actively carried on business at the end of the Participant’s employment there, for the period with respect to which such Normal Retirement or Early Retirement affords the Participant enhanced benefits, which period shall be, (a) with respect to Options or SSARs, the additional period allowed the Participant for the vesting and exercise of Options or SSARs outstanding at termination of employment, (b) with respect to Restricted Stock or Restricted Stock Unit Awards, the period remaining after the Participant’s termination of employment until the end of the original Restricted Period for such Award, and (c) with respect to Cash Performance Awards and Performance Shares Awards granted under the Plan, the period until the payment date following the end of the last applicable Performance Period.

(b) Breach. In the event that a Participant shall fail to comply with the provisions of this Paragraph 43, the Normal Retirement or Early Retirement shall be automatically rescinded and the Participant shall forfeit the enhanced benefits referred to above and shall return to the Corporation the economic value theretofore realized by reason of such benefits as determined by the Committee. If the provisions of this Paragraph 43 or the corresponding provisions of an Award shall be unenforceable as to any Participant, the Committee may rescind the benefits of any such Early Retirement with respect to such Participant.

(c) Other Termination. The Committee may, in its discretion, adopt such other non-competition restrictions applicable to Awards as it deems appropriate from time to time.

(d) Revision. If any provision of this Paragraph 43 or the corresponding provisions of an Award is determined by a court to be unenforceable because of its scope in terms of geographic area or duration in time or otherwise, the Corporation and the Participant agree that the court making such determination is specifically authorized to reduce the duration and/or geographical area and/or other scope of such provision and, in its reduced form, such provision shall then be enforceable; and in every case the remainder of this Paragraph 43, or the corresponding provisions of an Award, shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein or therein.

44. Clawback. Awards shall be subject to such clawback requirements and policies as may be required by applicable laws or Knowles policies as in effect from time to time.

45. Amendment. Except as expressly provided in the next sentence and Paragraph 46, the Board may amend the Plan in any manner it deems necessary or appropriate (including any of the terms, conditions or definitions contained herein), or terminate the Plan at any time; provided, however, that any such termination will not affect the validity of any Awards previously made under the Plan. Without the approval of the Corporation’s shareholders, the Board cannot: (a) increase the maximum number of shares covered by the Plan or change the class of employees eligible to receive any Awards; (b) extend beyond 120 months from the date of the grant the period within which an Option or SSAR may be exercised; (c) make any other amendment to the Plan that would constitute a modification, revision or amendment requiring shareholder approval pursuant to any applicable law or regulation or rule of the principal exchange on which the Corporation’s shares are traded, or (d) change the class of persons eligible to receive ISOs.

46. No Repricing Without Shareholder Approval. Without the approval of the Corporation’s shareholders, the Board cannot approve either (i) the cancellation of outstanding Options or SSARs in exchange for cash or the grant in substitution therefor of new Awards having a lower exercise or base price or (ii) the amendment of outstanding Options or SSARs to reduce the exercise price or base price thereof, except as provided in Paragraph 37 with respect to a Change in Control. This limitation shall not be construed to apply to “issuing or assuming an Option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code.

47. Unfunded Plan. This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but that are not yet made to a Participant by the Corporation, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation.

48. Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

49. Other Benefits. No Award payment under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Corporation or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

50. Death/Disability. Subject to local laws and procedures, the Committee may request appropriate written documentation from a trustee or other legal representative, court, or similar legal body, regarding any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before such representative shall be entitled to act on behalf of the Participant and before a beneficiary receives any or all of such benefit. The Committee may also require any person seeking payment of benefits upon a Participant’s Disability to furnish proof of such Disability.

51. Successors and Assigns. This Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

52. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

53. Section 409A.

(a) General. To the extent that the Committee determines that any Award granted under the Plan is, or may reasonably be, subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the adverse consequences described in Section 409A(a)(1) of the Code (or any similar provision). To the extent applicable and permitted by law, the Plan and Award Agreements shall be interpreted in accordance with Section 409A and other interpretive guidance issued thereunder, including without limitation any other guidance that may be issued or amended after the date of grant of any Award hereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award is, or may reasonably be, subject to Section 409A and related Department of Treasury guidance (including such Department of Treasury guidance issued from time to time), the Committee may, without the Participant’s consent, adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and related Department of Treasury guidance. Where applicable, the requirement that Awards constituting deferred compensation under Section 409A that are payable upon termination of a Participant’s employment or services as a Director not be paid prior to the Participant’s “separation from service” within the meaning of Section 409A are incorporated herein.

(b) Specified Employees. In addition, and except as otherwise set forth in the applicable Award Agreement, if the Corporation determines that any Award granted under this Plan constitutes, or may reasonably constitute, “deferred compensation” under Section 409A and the Participant is a “specified employee” of the Corporation at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i), then any payment or benefit resulting from such Award will be delayed until the first day of the seventh month following the Participant’s “separation from service” with the Corporation or its Affiliates within the meaning of Section 409A (or following the date of Participant’s death if earlier), with all payments or benefits due thereafter occurring in accordance with the original schedule.

(c) No Liability. Notwithstanding anything to the contrary contained herein, neither the Corporation nor any of its Affiliates shall be responsible for, or required to reimburse or otherwise make any Participant whole for, any tax or penalty imposed on, or losses incurred by, any Participant that arises in connection with the potential or actual application of Section 409A to any Award granted hereunder.

54. Governing Law. The Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Illinois (regardless of the law that might otherwise govern under applicable Illinois principles of conflict of laws).

55. Effective Date and Termination Date of Plan. This Plan was adopted by the Board of Directors of Knowles Corporation on February 6, 2014 and approved by the Board of Directors of Dover Corporation on November 7, 2013 and became effective on February 28, 2014. The Plan will terminate on February 27, 2024. No Award shall be granted pursuant to this Plan on or after February 28, 2024, but Awards granted prior to such date may extend beyond that date.

Exhibit A to the Knowles 2014 Corporation Equity and Cash Incentive Plan

Performance Criteria

Any Performance Targets established for purposes of conditioning the grant of an Award based on performance or the vesting of performance-based Awards, and that are intended to comply with Section 162(m) of the Code, shall be based on one or more of the following Performance Criteria either individually, alternatively, or in any combination applied either to the Corporation, as a whole or to a subsidiary, a division, Affiliate, business segment, or any business unit thereof, individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, or on an absolute basis or relative to previous year’s results or to a designated comparison group, in either case as specified by the Committee in the Award: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, income or net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Corporation’s or an Affiliate’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Corporation or Affiliate, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital or operating revenue or return on invested cash; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Corporation’s Common Stock; (x) market segment share; (xi) product release schedules; (xii) new product innovation; (xiii) product or other cost reductions; (xiv) brand recognition or acceptance; (xv) product ship targets; (xvi) customer satisfaction; (xvii) total shareholder return; (xviii) return on assets or net assets; (xix) assets, operating margin or profit margin; and (xx) the growth in the value of an investment in the Corporation’s Common Stock assuming the reinvestment of dividends.

To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may provide that, in measuring achievement of Performance Targets, adjustments shall be made for the following:

(i)	to exclude restructuring and/or other nonrecurring charges;

(ii)	to exclude exchange rate effects, as applicable, for non-US. dollar denominated net sales and operating earnings;

(iii)	to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board;

(iv)	to exclude the effects of any statutory adjustments to corporate tax rates;

(v)	to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles or any acquisition or divestiture;

(vi)	to exclude any other unusual, non-recurring gain or loss or other extraordinary item;

(vii)	to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;

(viii)	to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions;

(ix)	to exclude the dilutive effects of acquisitions or joint ventures;

(x)	to assume that any business divested by the Corporation achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;

(xi)	to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends;

(xii)	to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and

(xiii)	to reflect any partial or complete corporate liquidation.

Exhibit B to the Knowles 2014 Corporation Equity and Cash Incentive Plan

Early Retirement Provisions for Replacement Awards

The Replacement Awards issued under the Plan contain provisions with respect to Early Retirement, which Early Retirement provisions are not applicable to other Awards issued under the Plan. The following sets forth the special provisions of the Replacement Awards with respect to Early Retirement. The provisions of this Exhibit B shall not apply to Awards that are not Replacement Awards.

1. Definitions.

“Early Retirement I” shall mean the termination of a Participant’s employment with the Corporation and its Affiliates if, at the time of such termination of employment, (i) the Participant has at least ten (10) years of service with the Corporation and its Affiliates (service with an Affiliate shall be credited only for the period an Affiliate is owned by the Corporation; service with Dover Corporation and its Affiliates shall be credited for the period prior to the spin-off of Knowles Corporation to the extent provided by the Predecessor Plans), (ii) the sum of the Participant’s years of service plus his or her age on the date of such termination equals at least sixty five (65), (iii) the Participant satisfies the notice requirements set forth in the Plan, and (iv) the Participant complies with the non-competition restrictions in Paragraph 43 of the Plan. In order to be eligible for Early Retirement I or II, a Participant must give six (6) months advance notice of retirement and must continue to be employed by the Corporation (or any Affiliate provided such Affiliate continues to be owned by the Corporation throughout the notice period) and perform his or her duties throughout such notice period. Failure to satisfy the notice requirement will render the Participant ineligible for Early Retirement I and II notwithstanding the satisfaction by the Participant of all other applicable requirements. Knowles’s CEO shall have the authority to reduce or waive the notice requirement.

“Early Retirement II” shall mean the termination of a Participant’s employment with the Corporation and its Affiliates if, at the time of such termination of employment, (i) the Participant has at least fifteen (15) years of service with the Corporation and its Affiliates (service with an Affiliate shall be credited only for the period an Affiliate is owned by the Corporation; service with Dover Corporation and its Affiliates shall be credited for the period prior to the spin-off of Knowles Corporation to the extent provided by the Predecessor Plans), (ii) the sum of the Participant’s years of service plus his or her age on the date of such termination equals at least seventy (70), (iii) the Participant satisfies the notice requirements set forth in the Plan, and (iv) the Participant complies with the non-competition restrictions in Paragraph 43 of the Plan. In order to be eligible for Early Retirement II, a Participant must provide advance notice of such Early Retirement, continue to provide services, and perform his or her duties throughout such notice period as set forth in the definition of Early Retirement I above. Knowles’s CEO shall have the authority to reduce or waive the notice requirement.

“Early Retirement III” shall mean (i) the termination of a Participant’s employment with the Corporation and its Affiliates due to the sale of stock or assets of the business unit by which the Participant is employed, (ii) the Participant is so employed in good standing by the business unit through the date of such sale, and (iii) the Participant complies with the non-competition restrictions in Paragraph 43 of the Plan.

2. Options and SSARs.

If a Participant’s employment terminates as the result of Early Retirement I, the Participant shall have the right, on or before the earlier of the expiration date of the Option or SSAR or twenty-four (24) months following the date of such Early Retirement I, to exercise, and acquire shares under, any Option or SSAR which at the date of Early Retirement I are, or within twenty-four (24) months following such termination become, exercisable. If a Participant’s employment terminates as the result of Early Retirement II, the Participant shall have the right, on or before the earlier of the expiration date of the Option or SSAR or thirty-six (36) months following the date of such Early Retirement II, to exercise, and acquire shares under, any Option or SSAR which at the date of Early Retirement II are, or within thirty-six (36) months following such termination become, exercisable. If a Participant’s employment terminates as the result of Early Retirement III, the Participant shall have the right, on or before the earlier of the expiration date of the Option or SSAR or twelve (12) months following the date of such Early Retirement III, to exercise, and acquire shares under, any Option or SSAR which at the date of Early Retirement III are, or within twelve (12) months following such termination become, exercisable. Notwithstanding the above, if a Participant eligible for Early Retirement III would also qualify for Early Retirement I or II excluding the notice requirement, the Participant shall be entitled to the benefits of Early Retirement I or II, as appropriate.

3. Restricted Stock and Restricted Stock Units

If the Participant’s employment with the Corporation is terminated as a result of an Early Retirement, then, the Restricted Stock and Restricted Stock Unit Awards shall continue to vest as if the Participant’s employment had not terminated until such time as the remaining temporal restrictions lapse and, if any Performance Targets are applicable, the prescribed time for determining attainment of Performance Targets has passed and the appropriate determination of attainment of Performance Targets has been made.

4. Performance Shares

If the Participant’s employment terminates pursuant to Early Retirement I or Early Retirement II and on the date of such Early Retirement the Participant holds one or more outstanding Performance Share Awards, the Committee, or if the Committee delegates to the CEO such authority, the CEO, shall determine in its sole discretion whether the Participant shall receive any payment and, if so, the amount thereof, in which event such payment shall be made on the date or dates following the date of the Participant’s Early Retirement on which the Corporation pays Performance Share Awards for the Performance Period relating to any such outstanding Performance Share Award held by such Participant. Except as provided in Paragraphs 31-32 of the Plan, any such payment to the Participant shall be subject to the satisfaction of the applicable Performance Targets, and certification by the Committee of such satisfaction and determination by the Committee of the amount of payment, and may not exceed the number of shares that the Participant would have been entitled to receive had the Participant been an employee of the Corporation on such payment date. Except as provided in this Paragraph 25(b) and in Paragraph 27(b) of the Plan, if the Participant is the subject of Early Retirement I or II, all Performance Share Awards held by such Participant shall be canceled, and all of the Participant’s Awards thereunder shall terminate as of the effective date of such Early Retirement. If the Participant in the Plan is the subject of Early Retirement III, all Performance Share Awards held by such Participant shall be canceled and all of the Participant’s rights thereunder shall terminate as of the effective date of such Early Retirement III, except as provided in Paragraph 27(b) of the Plan. Notwithstanding the above, if a Participant eligible for Early Retirement III would also qualify for Early Retirement I or II excluding the notice requirement, the Participant shall be entitled to the benefits of Early Retirement I or II, as appropriate.